Exhibit 5

                         AGREEMENT OF CERTAIN OFFICERS

         THIS AGREEMENT (the "Agreement") is made as of the 17th day of September, 1996, by and between the undersigned, Joel H. Dugan, an individual residing in Atlanta, Georgia, Heilig-Meyers Company, a Virginia corporation ("Heilig-Meyers") and Rhodes, Inc., a Georgia corporation ("Rhodes").

         Rhodes, Heilig-Meyers and HM Merger Subsidiary, Inc., a Georgia corporation ("Merger Sub") have entered into an Agreement and Plan of Merger, dated as of September 17, 1996 (the "Merger Agreement"). The Merger Agreement provides for the merger of Merger Sub with and into Rhodes (the "Merger") and the conversion of each of the issued and outstanding shares of the common stock of Rhodes ("Rhodes Common Stock") into the right to receive shares of the common stock of Heilig-Meyers ("Heilig-Meyers Common Stock"), all as described in the Merger Agreement. The transactions contemplated by the Merger Agreement are subject to the affirmative vote of the shareholders of Rhodes and certain other conditions.

         The undersigned is an officer or an affiliate (as defined in Rule 144 under the Securities Act of 1933) of Rhodes, is the owner of shares of Rhodes Common Stock, or has rights by option, warrant or otherwise to acquire shares of Rhodes Common Stock (all of which shares, together with (i) any shares of Rhodes Common Stock acquired by the undersigned subsequent to the date hereof and (ii) all shares of Heilig-Meyers Common Stock beneficially owned by the undersigned from and after the effective date of the Merger, are hereinafter referred to collectively as the "Shares"). The undersigned, at the specific request of Heilig-Meyers and Rhodes, and in order to induce Heilig-Meyers and Rhodes to enter into and perform the Merger Agreement, is entering into this Agreement with Heilig-Meyers and Rhodes to set forth certain terms and conditions governing the actions to be taken by the undersigned with respect to the Shares prior to consummation of the Merger and for a period thereafter.

         NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

         1. Without the prior written consent of Heilig-Meyers, the undersigned shall not transfer, sell, assign or convey, or offer or agree to transfer, sell, assign or convey, any of the Shares during the term of this Agreement. Without limiting the generality of the foregoing, the undersigned shall not grant to any party any option or right to purchase the Shares or any interest therein.

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         2. The undersigned acknowledges and agrees that neither Heilig-Meyers nor Rhodes could be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that Heilig-Meyers and Rhodes, in addition to any other remedy which either may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or in any state having appropriate jurisdiction.

         3. The undersigned understands that the transfer agents of Heilig-Meyers and Rhodes shall be given notice that the Shares are subject to the terms of this Agreement and such Shares shall not be transferred except in accordance with the terms of this Agreement.

         4. The covenants and obligations set forth in paragraphs 1 through 3 of this Agreement shall expire and be of no further force or effect on the earlier of (i) the expiration or termination of the Merger Agreement, prior to the Effective Time (as defined in the Merger Agreement), or (ii) thirty (30) days after the date on which Heilig-Meyers publishes information as to the financial results covering at least thirty (30) days of post-Merger combined operations reflecting combined sales and net income.

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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned parties as of the day and year first above written.

                                          /s/ JH Dugan
                                          ----------------------------------
                                          Name: Joel H. Dugan

                                          HEILIG-MEYERS COMPANY

                                          By: /s/ Troy A Peery Jr
                                          ----------------------------------
                                          Name: Troy A. Peery, Jr.
                                          Title: President & Chief Operating
                                          Officer


                                          RHODES, INC.

                                          By: /s/ JH Dugan
                                          ----------------------------------
                                          Name: J. H. Dugan
                                          Title: Sr. Vice President

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